Exhibit 99.1

Ethan Allen Reports Fiscal 2021 First Quarter Results

DANBURY, CT – October 29, 2020 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETH) today reported its business and financial results for the fiscal 2021 first quarter ended September 30, 2020.

FISCAL 2021 FIRST QUARTER HIGHLIGHTS*

●	Consolidated net sales of $151.1 million compared with $173.9 million; current year sales negatively impacted by lower production and supply chain disruptions related to COVID-19

●	Consolidated gross margin, despite production challenges, increased to 56.8% compared with prior year adjusted gross margin of 56.3%

●	Consolidated operating margin of 7.7%; adjusted operating margin of 8.1% was higher than the prior year margin of 7.0% due to strong gross margin and cost containment

●	Diluted earnings per share (“EPS”) of $0.37; adjusted EPS of $0.36 compared with $0.35 last year

●	Retail written orders increased 10.8%; Wholesale written orders were down 0.4%, mainly due to the timing of GSA and other government orders

●	Ended the quarter with cash on hand of $62.0 million after having paid off all of the remaining $50 million in debt

●	Cash provided by operating activities increased 80.3% to $42.2 million

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release. Comparisons are to the first quarter fiscal 2020 year.

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “We are gratified that despite many challenges due to the COVID-19 pandemic, we performed very well. The COVID-19 crisis has challenged our operations, but our teams remained focused on serving our clients and keeping our workplaces safe during the first quarter of fiscal 2021. Our fundamentals continue to be strong, with retail written orders and backlogs reporting double-digit growth, both within our design centers and from e-commerce. Production levels throughout our manufacturing increased steadily during the first quarter and by the end of the second quarter we expect to return back to pre-COVID-19 pandemic levels, which should reduce our high undelivered order backlogs and provide us an opportunity to increase operating margin. Our unique vertical structure, whereby we produce about 75% of what we sell, mostly on a custom made-to-order basis in our own North American manufacturing plants, allows us to maintain stronger service levels with greater control over inventory. We continued our marketing efforts and growth with our relevant offerings as well as our complimentary personal interior design service combined with technology and in-home white-glove delivery.”

Mr. Kathwari continued, “Retail segment written orders were up 10.8% over the prior year, including 11.8% growth in September. Our retail written orders in October also continue to be very strong compared to the previous year, increasing over 50% month-to-date. We continue to see increased demand for our products in our design centers and online. The previous year October retail written orders were impacted by the introduction of the membership program. We will continue to focus on our advantages, including a strong retail network, our vertical structure and increasing the use of technology in all aspects of our enterprise, while also maintaining our focus on strong governance and social responsibility.”

“Given the positive trends in cash flows, we repaid the remaining $50.0 million in outstanding debt, previously borrowed under our credit facility, and ended the quarter with $62.0 million of cash. We are cautiously optimistic as we head into the fall and winter months, based on current demand trends, but recognize the pandemic is still upon us and much uncertainty exists on a variety of fronts. We remain agile in managing the business day to day, focusing on providing great personal service to our customers while operating in a safe manner. We are proud to have delivered strong cash results in this first quarter, with $42.2 million in cash from operations and a strong balance sheet which enables us to navigate this uncertain time,” Mr. Kathwari concluded.

KEY FINANCIAL MEASURES*

Unaudited)
(In thousands, except per share data)
	Three months ended
	September 30,
	2020	2019	% Change
Net sales	$151,058	$173,921	(13.1%)

GAAP gross profit	$85,770	$93,794	(8.6%)
Adjusted gross profit *	$85,770	$97,934	(12.4%)
GAAP gross margin	56.8%	53.9%
Adjusted gross margin *	56.8%	56.3%

GAAP operating income	$11,681	$18,641	(37.3%)
Adjusted operating income *	$12,304	$12,213	0.7%
GAAP operating margin	7.7%	10.7%
Adjusted operating margin *	8.1%	7.0%

GAAP diluted EPS	$0.37	$0.53	(30.2%)
Adjusted diluted EPS *	$0.36	$0.35	2.9%

Cash flows from operating activities	$42,190	$23,396	80.3%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

FISCAL 2021 FIRST QUARTER FINANCIAL RESULTS

Consolidated

Net sales were $151.1 million, a decrease of 13.1% primarily due to the impact of COVID-19, which caused temporary design center and manufacturing facility closures in the fourth quarter of fiscal 2020. This period of closure, given the production cycle from written order to delivery, has resulted in lower reported net sales. As retail design centers and manufacturing locations have reopened, the Company has experienced a strong pace of written order trends and manufacturing production is continuing to ramp up to meet the demand.

Gross profit decreased 8.6% to $85.8 million due to sales declines within both the wholesale and retail segments. Wholesale gross profit was up due to an increase in gross margin despite plant shutdowns and restrictions related to the ongoing COVID-19 pandemic partially offset by lower sales volumes. Retail gross profit was lower due to a 14.0% reduction in net shipments partially offset by a higher gross margin.

Gross margin was 56.8% compared with 53.9% a year ago. Restructuring charges in the year ago first quarter totaling $4.1 million negatively impacted the consolidated gross margin by 240 basis points on an adjusted basis. The 50 basis point increase in consolidated adjusted gross margin was due to higher wholesale and retail gross margins partially offset by a decrease in the sales mix. Retail sales, as a percentage of total consolidated sales, were 78.2% in the current year and 78.9% in the prior year. The wholesale gross margin was 34.8%, an increase from 33.1% a year ago due to benefits being realized from the prior year optimization project, higher contract business gross margins and increased productivity. Retail gross margin expanded 10 basis points due to improved retail price optimization, including more competitive financing rates.

Operating expenses decreased to $74.1 million, or 49.0% of net sales, compared with $75.2 million, or 43.2% of net sales last year. Included in prior year operating expenses was a gain of $11.5 million from the sale of the Passaic property. Excluding the gain from the sale of Passaic, operating expenses decreased due to lower selling costs and a reduction in general and administrative expenses. Retail selling expenses were lower due to less warehouse and delivery expenses from a reduced volume of shipments, less designer selling expenses and lower compensation due to headcount reductions. Wholesale selling costs were down due to a reduction in advertising spend and lower compensation costs. General and administrative expenses decreased due to lower compensation costs coupled with lower occupancy costs and regional management charges.

Operating income totaled $11.7 million compared with $18.6 million in the prior year first quarter. Adjusted operating income was $12.3 million, or 8.1% of net sales in the current year compared with $12.2 million, or 7.0% of net sales last year. Strong cost containment measures, including improved expense management, combined with adjusted gross margin improvement drove operating income growth. These benefits to operating income were partially offset by the 13.1% decline in consolidated net sales.

Income tax expense was $1.9 million compared with $4.6 million a year ago. Income tax expense was $2.7 million lower compared with a year ago primarily due to the $7.4 million decrease in income before income taxes and a $0.9 million reduction to the Company’s valuation allowance on retail segment deferred tax assets. The effective rate was 16.8% compared with 24.4% last year due to the discrete tax benefit related to a reduction in the valuation allowance on retail deferred tax assets.

Diluted EPS was $0.37 compared with $0.53 per diluted share in the prior year comparable period. Adjusted diluted EPS was $0.36, up 2.9% compared with $0.35 a year ago. The valuation allowance tax benefit, net of the retail design center impairment charge positively impacted diluted EPS by $0.01 during fiscal 2021. The gain on the sale of the Passaic property partially offset with other fiscal 2020 restructuring activities and corporate actions increased diluted EPS by $0.18.

Wholesale Segment

Net sales decreased 3.9% to $97.3 million primarily due to a 24.9% decline in sales from the United States government General Services Administration (“GSA”) contract combined with lower sales to our international retail network. International dealer sales, including sales to China, decreased 9.1% due to COVID-19 related economic disruptions in many of the international markets.

Operating income was $13.1 million, down from $16.9 million last year due to the gain on the sale of the Passaic property a year ago. Adjusted wholesale operating margin was $13.1 million or 13.5% of net sales, an increase from $10.4 million or 10.2% of net sales last year largely due to expanded wholesale adjusted gross margin of 170 basis points, lower wholesale compensation within general and administrative expenses and reduced advertising costs partially offset by a 3.9% reduction in net sales. The Company was able to reduce adjusted operating expenses primarily due to lower headcount, less marketing costs and actions taken to control and minimize expenditures.

Retail Segment

Net sales from Company-operated design centers decreased 14.0% to $118.1 million. The decline in net sales was due to lower production combined with supply chain disruptions within manufacturing as a result of COVID-19 in addition to reduced premier home delivery revenue and clearance sales. Retail segment written orders were up 10.8% over the prior year, including 11.8% growth in September as discretionary spending continues to shift from travel and entertainment to home furnishings combined with strong marketing programs and 112% growth in e-commerce business orders. The Company continues to see increased demand for its products in the home category and increased online traffic. There were 144 Company-operated design centers as of September 30, 2020, compared to 145 a year ago.

Operating income was $2.0 million, or 1.7% of sales, compared with $1.6 million, or 1.1% of sales, for the prior year period. The retail operating margin increased 60 basis points due to the 10 basis point improvement in gross margin and a 14.9% decrease in operating expenses from lower selling, administrative, occupancy and regional management costs partially offset by a 14.0% reduction in net sales.

Balance Sheet and Cash Flow

Total cash and cash equivalents were $62.0 million at September 30, 2020 compared with $72.3 million at June 30, 2020. Cash aggregated to 10.0% of total assets at September 30, 2020, compared with 7.0% a year ago and 11.6% at June 30, 2020. Total cash decreased $10.3 million during the first three months of fiscal 2021 as the Company repaid 100% or $50.0 million of its outstanding borrowings in September 2020, partially offset by net cash provided by operating activities of $42.2 million. Strong cash flow from operating activities during fiscal 2021 was primarily due to improved working capital, including higher customer deposits, improved inventory management and timing of accounts payable.

Inventories of $127.0 million increased $0.9 million compared with $126.1 million at June 30, 2020.

Debt outstanding was zero at September 30, 2020 as the Company paid down the remaining $50.0 million of its borrowing during September 2020 using available cash on hand.

Capital expenditures were $2.4 million, a decrease of $1.0 million from a year ago primarily due to lower spending on retail design center improvements and the prior year conversion of the Company’s Old Fort, North Carolina facility into a distribution center. Approximately 57% of capital expenditures during the first quarter of fiscal 2021 related to opening new and relocating design centers in desirable locations, updating existing design center presentations and floor plans and renovating home delivery centers. The remaining 43% was primarily to expand the existing Maiden, North Carolina manufacturing campus as well as investments in additional technology to improve existing workflows.

Cash dividends paid decreased $5.1 million over a year ago due to the suspension of the quarterly dividend. The Company had suspended its regular quarterly cash dividend as of April 28, 2020. On August 4, 2020, the Company announced that its Board of Directors reinstated and declared a regular quarterly cash dividend of $0.21 per share, payable to shareholders of record as of October 8, 2020 and was paid on October 22, 2020.

ANALYST CONFERENCE CALL

Ethan Allen will host an analyst conference call today, October 29, 2020 at 5:00 PM (Eastern Time) to discuss its results. The analyst conference call will be webcast live from the Company’s Investor Relations website at https://ir.ethanallen.com. The following information is provided for those who would like to participate:

●	U.S. Participants:	877-705-2976
●	International Participants:	201-689-8798
●	Meeting Number:	13711572

For those unable to listen live, an archived recording of the call will be made available on the Company’s website referenced above for at least 60 days.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company, manufacturer and retailer in the home furnishings marketplace. Today the Company is a global luxury international home fashion brand that is vertically integrated from design through delivery, which affords its clientele a value proposition of style, quality and price. The Company provides complimentary interior design service to its clients and sells a full range of furniture products and decorative accents through a retail network of approximately 300 design centers in the United States and abroad as well as online at ethanallen.com. The design centers represent a mix of independent licensees and Company-owned and operated locations. The Company operates retail design centers located in the United States and Canada. The independently operated design centers are located in the United States, Asia, the Middle East and Europe. Ethan Allen owns and operates nine manufacturing facilities, including six manufacturing plants in the United States, two manufacturing plants in Mexico and one manufacturing plant in Honduras. Approximately 75% of its products are manufactured or assembled in these North American facilities.

For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor / Media Contact:

Matt McNulty
Vice President, Finance
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This press release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release the Company has included financial measures that are not prepared in accordance with GAAP. The Company uses non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income, and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial measures presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of the non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this press release.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent management's beliefs and assumptions concerning future events based on information currently available to the Company relating to its future results. Such forward-looking statements are identified in this news release incorporated herein by reference by use of forward-looking words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “continue,” “may,” “will,” “short-term,” “target,” “outlook,” “forecast,” “future,” “strategy,” “opportunity,” “would,” “guidance,” “non-recurring,” “one-time,” “unusual,” “should,” “likely,” “COVID-19 impact,” and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events and are not guarantees of future performance. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to the following: the ongoing global COVID-19 pandemic may continue to materially adversely affect the Company’s business, its results of operations and overall financial performance; additional funding from external sources may not be available at the levels required, or may cost more than expected; declines in certain economic conditions, which impact consumer confidence and consumer spending; a decline in the health of the economy and consumer spending may affect consumer purchases of discretionary items; a significant shift in consumer preference toward purchasing products online; ability to maintain and enhance the Ethan Allen brand; failure to successfully anticipate or respond to changes in consumer tastes and trends; global and local economic uncertainty may materially adversely affect manufacturing operations or sources of merchandise and international operations; competition from overseas manufacturers and domestic retailers; disruptions in the supply chain; the number of manufacturing and logistics sites may increase exposure to business disruptions and could result in higher transportation costs; fluctuations in the  price, availability and quality of raw materials could result in increased costs or cause production delays; current and former manufacturing and retail operations and products are subject to increasingly stringent environmental, health and safety requirements; product recalls or product safety concerns; reliance on information technology systems to process transactions, summarize results, and manage its business and that of certain independent retailers; disruptions in both primary and back-up systems; successful cyber-attacks and the ability to maintain adequate cyber-security systems and procedures; loss, corruption and misappropriation of data and information relating to customers; changes in United States trade and tax policy; reliance on certain key personnel; loss of key personnel or inability to hire additional qualified personnel; additional asset impairment charges that could reduce profitability; access to consumer credit could be interrupted; inability to maintain current design center locations at current costs; failure to successfully  select and secure design center locations; changes to tax policies; hazards and risks which may not be fully covered by insurance; possible failure to protect the Company’s intellectual property; and other factors disclosed in Part I, Item 1A. Risk Factors, in the Company’s 2020 Annual Report on Form 10-K.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date of this news release. Other than as required by law, the Company undertakes no obligation to update or revise its forward-looking statements, whether because of new information, future events, or otherwise. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Ethan Allen Interiors Inc.
Selected Financial Data
(Unaudited)
($ in millions, except per share data)

Selected Consolidated Financial Data
	Three months ended September 30,
	2020	2019
Net sales	$151.1	$173.9
Gross margin	56.8%	53.9%
Adjusted gross margin *	56.8%	56.3%
Operating income	$11.7	$18.6
Adjusted operating income *	$12.3	$12.2
Operating margin	7.7%	10.7%
Adjusted operating margin *	8.1%	7.0%
Net income	$9.4	$14.1
Adjusted net income *	$9.0	$9.3
Effective tax rate	16.8%	24.4%
Diluted EPS	$0.37	$0.53
Adjusted diluted EPS *	$0.36	$0.35
Cash flows from operating activities	$42.2	$23.4
Capital expenditures	$2.4	$3.4
Cash dividends paid	$0.0	$5.1
Repurchases of common stock	$0.0	$0.0

Selected Financial Data by Segment
	Three months ended September 30,
Retail	2020	2019
Net sales	$118.1	$137.3
Gross margin	46.9%	46.8%
Operating margin	1.7%	1.1%
Adjusted operating margin *	2.2%	1.2%

Wholesale
Net sales	$97.3	$101.3
Gross margin	34.8%	29.0%
Adjusted gross margin *	34.8%	33.1%
Operating margin	13.5%	16.7%
Adjusted operating margin *	13.5%	10.2%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

Ethan Allen Interiors Inc.
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(In thousands, except per share data)
	Three months ended September 30,
	2020	2019
Net sales	$151,058	$173,921
Cost of sales	65,288	80,127
Gross profit	85,770	93,794
Selling, general and administrative expenses	73,466	86,010
Restructuring and impairment charges, net of gains	623	(10,857)
Operating income	11,681	18,641
Interest (expense), net of interest income	(440)	19
Income before income taxes	11,241	18,660
Provision for income taxes	1,888	4,554
Net income	$9,353	$14,106

Per share data
Diluted earnings per common share:
Net income per diluted share	$0.37	$0.53
Diluted weighted average common shares	25,206	26,750

Comprehensive income
Net income	$9,353	$14,106
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	556	(499)
Other	(9)	(7)
Other comprehensive income (loss), net of tax	547	(506)
Comprehensive income	$9,900	$13,600

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)
	September 30,	June 30,
ASSETS	2020	2020
Current assets:
Cash and cash equivalents	$61,973	$72,276
Accounts receivable, net	13,241	8,092
Inventories, net	127,047	126,101
Prepaid expenses and other current assets	30,200	23,483
Total current assets	232,461	229,952

Property, plant and equipment, net	234,877	236,678
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	107,690	109,342
Deferred income taxes	774	137
Other assets	1,591	1,552
Total ASSETS	$622,521	$622,789

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$33,706	$25,595
Customer deposits and deferred revenue	89,908	64,031
Accrued compensation and benefits	24,261	18,278
Current operating lease liabilities	29,706	27,366
Other current liabilities	10,308	3,708
Total current liabilities	187,889	138,978

Long-term debt	-	50,000
Operating lease liabilities, long-term	97,154	102,111
Deferred income taxes	286	1,074
Other long-term liabilities	4,261	2,562
Total LIABILITIES	$289,590	$294,725

Shareholders’ equity:
Ethan Allen Interiors Inc. shareholders’ equity	$332,941	$328,065
Noncontrolling interests	(10)	(1)
Total shareholders’ equity	$332,931	$328,064
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$622,521	$622,789

Ethan Allen Interiors Inc.
Design Center Activity
(Unaudited)
	Independent	Company-
Retail Design Center activity	Retailers	Operated	Total
Balance at June 30, 2020	160	144	304
New locations	4	0	4
Closures	(7)	0	(7)
Transfers	0	0	0
Balance at September 30, 2020	157	144	301
Relocations (in new and closures)	0	0	0

U.S.	35	138	173
International	122	6	128

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

To supplement the financial measures prepared in accordance with generally accepted accounting principles in the U.S., or U.S. GAAP, the Company uses non-GAAP financial measures including adjusted gross profit and margin, adjusted operating income, adjusted retail operating income and margin, adjusted wholesale operating income and margin, adjusted net income and adjusted diluted earnings per share. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with U.S. GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with U.S. GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to historical performance.

The following tables below show a reconciliation of non-GAAP financial measures used in this news release to the most directly comparable U.S. GAAP financial measures.

(Unaudited)
(In thousands, except per share data)
	Three months ended
	September 30,
	2020	2019	% Change
Consolidated Adjusted Gross Profit / Gross Margin
GAAP Gross profit	$85,770	$93,794	(8.6%)
Adjustments (pre-tax) *	-	4,140
Adjusted gross profit *	$85,770	$97,934	(12.4%)
Adjusted gross margin *	56.8%	56.3%

Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income	$11,681	$18,641	(37.3%)
Adjustments (pre-tax) *	623	(6,428)	0.7%
Adjusted operating income *	$12,304	$12,213

Consolidated Net sales	$151,058	$173,921	(13.1%)
GAAP Operating margin	7.7%	10.7%
Adjusted operating margin *	8.1%	7.0%

Consolidated Adjusted Net Income / Adjusted Diluted EPS
GAAP Net income	$9,353	$14,106	(33.7%)
Adjustments, net of tax *	(398)	(4,853)
Adjusted net income	$8,955	$9,253	(3.2%)
Diluted weighted average common shares	25,206	26,750
GAAP Diluted EPS	$0.37	$0.53	(30.2%)
Adjusted diluted EPS *	$0.36	$0.35	2.9%

Wholesale Adjusted Operating Income / Operating Margin
Wholesale GAAP operating income	$13,138	$16,928	(22.4%)
Adjustments (pre-tax) *	0	(6,576)
Adjusted wholesale operating income *	$13,138	$10,352	26.9%

Wholesale net sales	$97,334	$101,329	(3.9%)
Wholesale GAAP operating margin	13.5%	16.7%
Adjusted wholesale operating margin *	13.5%	10.2%

Retail Adjusted Operating Income / Operating Margin
Retail GAAP operating income	$1,983	$1,564	26.8%
Adjustments (pre-tax) *	623	148
Adjusted retail operating income *	$2,606	$1,712	52.2%

Retail net sales	$118,081	$137,266	(14.0%)
Retail GAAP operating margin	1.7%	1.1%
Adjusted retail operating margin *	2.2%	1.2%

* Adjustments to reported U.S. GAAP financial measures including gross profit and margin, operating income and margin, net income and diluted EPS have been adjusted by the following:

(Unaudited)	Three months ended
(In thousands)	September 30,
	2020	2019
Inventory write-downs and additional reserves (wholesale)	$-	$3,088
Manufacturing overhead costs and other (wholesale)	-	1,052
Adjustments to gross profit	$-	$4,140

Inventory write-downs and additional reserves (wholesale)	$-	$3,088
Optimization of manufacturing and logistics (wholesale)	-	1,692
Gain on sale of Passaic, New Jersey property (wholesale)	-	(11,497)
Severance and other professional fees (wholesale)	-	150
Retail acquisition costs, severance and other charges (retail)	-	139
Impairment of long-lived assets (retail)	623	-
Adjustments to operating income	$623	$(6,428)
Adjustments to income before income taxes	$623	$(6,428)
Related income tax effects on non-recurring items (1)	(153)	1,575
Income tax benefit from valuation allowance adjustment	(868)	-
Adjustments to net income	$(398)	$(4,853)

(1)	Calculated using a tax rate of 24.5% in all periods presented.